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                                    EXHIBIT 2

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                            STOCK PURCHASE AGREEMENT
                                 by and between


                              NETSPEAK CORPORATION


                              a Florida corporation


                                       and


                               BAY NETWORKS, INC.


                             a Delaware corporation.



                           dated as of January 5, 1998





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                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of January 5, 1998 by and between NetSpeak Corporation, a Florida corporation (the "Company") and Bay Networks, Inc., a Delaware corporation ("Purchaser").

            WHEREAS, Purchaser wishes to purchase, and the Company wishes to sell, one million three hundred thirty four thousand one hundred seventy one (1,334,171) shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock") at a price per Share equal to one hundred and twenty percent (120%) of the average closing price of a Share of the Common Stock as reported in the western edition of the Wall Street Journal for the twenty (20) trading days ending December 18, 1997;

            NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE I
                           SALE AND PURCHASE OF SHARES

            Section 1 Sale and Purchase of Shares. On the terms and subject to the conditions set forth in this Agreement, the Company will issue and sell to Purchaser, and Purchaser will purchase one million three hundred thirty four thousand one hundred seventy one (1,334,171) Shares of Common Stock at a price of Twenty Eight Dollars and Fifteen Cents ($28.15) per Share or an aggregate price of Thirty Seven Million Five Hundred Fifty Six Thousand Nine Hundred Thirteen Dollars and Sixty Five Cents ($37,556,913.65).

                                   ARTICLE II
                                     CLOSING

            Section 2  Closing Date; Delivery.

                  2.1  Purchase of the Shares.

                    (a) Time and Place of Closing. The closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of Gray Cary Ware & Freidenrich, 400 Hamilton Avenue, Palo Alto, California 94301-1825 on or before February 15, 1998, or at such other time and place as the Company and Purchaser shall agree upon in writing (the "Closing Date").

                    (b) Delivery. At the Closing, (i) Purchaser shall deliver the sum of Thirty Seven Million Five Hundred Fifty Six Thousand Nine Hundred Thirteen Dollars and Sixty Five Cents ($37,556,913.65), less the amount of expenses payable to Purchaser by the Company pursuant to Section 8.9 and (ii) the Company shall deliver to Purchaser one million three hundred thirty four thousand one hundred seventy one (1,334,171) Shares duly registered in the Purchaser's name.



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                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

Section 3 Representations and Warranties of the Company. Except as disclosed in the Company SEC Filings (as defined in Section 3.5) or as set forth in the disclosure schedule delivered by the Company to Purchaser on or before the date of this Agreement (which disclosure schedule shall be organized into numbered Sections corresponding with the Section numbers of this Agreement) (the "Company Disclosure Schedule"), the Company represents and warrants to Purchaser as follows:

               3.1. Organization, Standing and Power; Qualification. The Company and each Subsidiary (as defined in Section 3.2 below) thereof are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, have all requisite corporate power to own, lease and operate their property and to carry on their businesses as now being conducted and as proposed to be conducted, and are duly qualified to do business and are in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operation of the Company or its Subsidiaries, taken as a whole (a "Material Adverse Effect"). Except for the shares held by the Company listed in Section 3.2 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has delivered true and correct copies of the Certificate of Incorporation, as amended (the "Certificate of Incorporation") and Bylaws, as amended (the "Bylaws"), of the Company to Purchaser. The Company is not in violation of any of the provisions of the Certificate of Incorporation or Bylaws.

               3.2. Subsidiaries.

                    (a) For purposes of this Agreement, "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, joint venture, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

                    (b) Section 3.2 of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company, including the name of such Subsidiary and the jurisdiction in which such Subsidiary is organized. Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary are owned by the Company and are validly issued, fully paid, and nonassessable, and there are no outstanding subscriptions, options, call contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such


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Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock.

               3.3. Capitalization. The authorized capital stock of the Company consists of twenty five million (25,000,000) shares of Common Stock, $.01 par value, and one million (1,000,000) shares of preferred stock, $.01 par value ("Preferred Stock"). As of the date of this Agreement, there were ten million five hundred fifty four thousand seven hundred twenty one (10,554,721) shares of Common Stock issued and outstanding and there were no issued and outstanding shares of Preferred Stock. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all applicable state and federal laws concerning the issuance of securities, and are not subject to any preemptive or similar rights. The Company has reserved two million seven hundred thousand (2,700,000) shares of Common Stock for issuance under the Company's 1995 Stock Option Plan (the "Stock Plan"). Options issued under the Stock Plan to purchase two million four hundred eighty seven thousand five hundred and fifty (2,487,550) shares of Common Stock were outstanding as of the date of this Agreement. In addition, the Company has reserved four hundred fourty seven thousand six hundred and seventy nine (447,679) shares of Common Stock for issuance upon exercise of outstanding warrants. Except for such shares of Common Stock reserved for issuance under such warrants and under the Stock Plan, there are no outstanding options, warrants, rights (including conversion and preemptive rights or rights of first refusal), or other agreements to issue or purchase any shares of Common Stock or Preferred Stock of the Company. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company and its Subsidiaries, any of the Company's shareholders is a party or subject to any agreement or understanding between any persons or entities which affects or relates to the voting or giving of written consents (x) with respect to any securities or (y) by any director of the Company or any of its Subsidiaries.

               3.4. Authority; No Conflicts; Approvals.

                    (a) The Company has all requisite corporate power and authority to enter into this Agreement, to issue the Shares and to perform its obligations under this Agreement. The execution and delivery of this Agreement, the issuance of the Shares and the performance of the Company's obligations under this Agreement have been duly authorized by the Board of Directors of the Company, and no other corporate or shareholder action or proceedings on the part of the Company, its shareholders or directors are necessary to authorize the execution and delivery of this Agreement, the issuance of the Shares or the performance of the Company's obligations hereunder. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity and except as enforceability of the indemnification provisions herein may be limited by concerns of public policy.

                    (b) The execution and delivery by the Company of this Agreement does not, and the issuance of the Shares and the performance by the Company of its obligations



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hereunder will not, (i) conflict with, or result in any violation of or breach of any provision of the Certificate of Incorporation or Bylaws of the Company,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any benefit under any license, assignment, note, mortgage, indenture, lease, contract or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its properties or assets may be bound, (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any material permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) for such violations, breaches, defaults, rights of termination, cancellation or acceleration, or losses of benefits which would not be reasonably likely to have a Material Adverse Effect.

                    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the issuance of the Shares or the performance the Company's obligations hereunder, except that the filing of one or more notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") may be required with respect to the acquisition by Purchaser of the Shares and of securities of the Company pursuant to Section 5.1 of this Agreement, and except for (i) the filing by the Company of one or more registration statements with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Article VI, (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect.

                    (d) The Shares when issued in compliance with the provisions of this Agreement will be validly issued, fully paid, nonassessable, and free of any liens or encumbrances other than those created by the Purchaser or of which the Purchaser has notice, except that the Shares shall be subject to restrictions on transfer under state and/or federal securities laws. Assuming the accuracy of the representations set forth in Article 4, the Shares will be issued in compliance with all applicable state and federal securities laws. The issuance of the Shares is not subject to any preemptive rights or rights of first refusal.

               3.5. SEC Filings. The Company has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments thereto, required to be filed by the Company with the Securities and Exchange Commission ("SEC") under the Securities Exchange of 1934, as amended (the "Exchange Act"), since May 28, 1997 (the "SEC Reports"). The Company has furnished to Purchaser copies of its Registration Statement on Form S-1 (No. 333-22123), as amended, filed under the Securities Act (the "IPO Registration Statement") and all SEC Reports (collectively, the "SEC Filings"). As of the date filed, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made,


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not misleading. The financial statements contained in the SEC Filings (the
"Company Financial Statements") fairly present the financial position of the Company and its Subsidiaries as at the dates thereof and for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles ("GAAP") and with the published rules and regulations of the SEC with respect thereto.

               3.6. Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of September 30, 1997 (the "Company Balance Sheet") contained in the Company Financial Statements, (ii) liabilities specifically described in this Agreement or Section
3.6 of the Company Disclosure Schedule, and (iii) normal or recurring liabilities incurred since September 30, 1997 in the ordinary course of business consistent with past practices that could not reasonably be expected to result in a Material Adverse Effect.

               3.7. Absence of Certain Changes or Events. Except as set forth in
Section 3 of the Company Disclosure Schedule, since September 30, 1997, the Company and its Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practices, and have not:

                    (a) suffered any event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect;

                    (b) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares, except for purchases of stock from terminated non-officer employees in the ordinary course of business and in a manner consistent with past practices;

                    (c) issued any shares of their capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock, except for (i) grants of stock options under the Stock Plan and (ii) issuances of capital stock made in the ordinary course of business in arm's length transactions for value and in a manner consistent with past practices (including issuances made upon exercises of options granted under the Stock Plan);

                    (d) made any material change in the accounting methods or practices they follow, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

                    (e) sold, leased, abandoned or otherwise disposed of any real property or machinery, equipment or other operating property except in the ordinary course of business and in a manner consistent with past practices and in an amount that is not material to the Company and its Subsidiaries taken as a whole;



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                    (f) sold, assigned, transferred, licensed, pledged, or
otherwise disposed of or encumbered any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset, except for non-exclusive licenses which were granted in the ordinary course of business and in a manner consistent with past practices and in an amount that is not material to the Company and its Subsidiaries taken as a whole;

                    (g) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than the transactions contemplated by this Agreement; or

                    (h) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets or rights under license to, or entered into any agreement or arrangement with any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business.

               3.8. Taxes. As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                    (a) The Company and its Subsidiaries have prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to the Company or its Subsidiaries or their operations with respect Taxes for any period ending on or before the Closing Date, and such Returns have been completed in all material respects in accordance with applicable law or an adequate reserve has been made for such Taxes on the Company Balance Sheet.

                    (b) The Company and its Subsidiaries have (i) paid all Taxes shown to be payable on such Returns covered by Section 3.8(a), and (ii) withheld with respect to its employees all Taxes required to be withheld.

                    (c) There is no Tax deficiency outstanding or assessed against the Company or any of its Subsidiaries that is not reflected as a liability on the Company Balance Sheet.

                    (d) Neither the Company nor any of its Subsidiaries has any material liabilities for unpaid Taxes that have not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise.


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                    (e) Neither the Company nor any of its Subsidiaries is a
party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

                    (f) Neither the Internal Revenue Service ("IRS") nor any foreign, state, local or other taxing authority has, since the Company's inception, examined or is in the process of examining any Returns of the Company or any of its Subsidiaries. To the knowledge of the Company and its Subsidiaries, neither the IRS nor any foreign, federal, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional Taxes (or interest thereon or penalties in connection therewith).

               3.9. Assets and Real Property. The Company owns or leases all tangible assets materially necessary for the conduct of its business as currently conducted. Such tangible assets are free from material defects and in good operating condition and repair (subject to normal wear and tear). No asset owned by the Company (tangible or intangible) is subject to any lien or other security interest, other than liens for Taxes not yet due and payable. Each tangible asset owned or leased by the Company is in the possession or under the control of the Company or a current employee of the Company. All material real property leases of the Company and its Subsidiaries ("Material Leases") are in good standing, valid and effective in accordance with their respective terms, and neither the Company nor any of its Subsidiaries is in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default would not be reasonably likely to have a Material Adverse Effect. To the knowledge of the Company and its Subsidiaries, no other party to any of the Material Leases is in default under or in breach or violation of, nor is there any valid basis for any claim of default, breach or violation against any other party under any of the Material Leases or any other agreement or instrument to which any of the Material Leases is subject or subordinate except for such breaches, violations and defaults as would not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.

               3.10. Intellectual Property.

                    (a) The Company and its Subsidiaries own or have the right to use, free and clear of all liens, claims and restrictions, all patents, patent applications, trademarks, trade names, services marks, mask works, and copyrights; all applications for and registrations of the foregoing; all licenses, trade secrets and confidential business information, whether patentable or unpatentable and including but not limited to (to the extent secret, confidential or proprietary), know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data (including, without limitation, all market research data), pricing and cost information, business and marketing plans, and customer and supplier lists and information, inventions, designs, processes, formulae, methods, schematics, works of authorship, computer software (including object code and source code), documentation, and technical data and information and rights with respect to the foregoing; and all designs, drawings, specifications, documentation, flow charts and diagrams incorporating, embodying or reflecting any product of the Company or any of its Subsidiaries at



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any stage of its development (a "Company Product"), which are materially necessary for the conduct of the business of the Company and its Subsidiaries (all of which are referred to as the "Company Intellectual Property Rights"), without infringing to the best knowledge of the Company and its Subsidiaries upon the right or claimed right of any person, corporation or other entity under or with respect to any of the foregoing. To the knowledge of the Company and its Subsidiaries, the Company's and its Subsidiaries' products and processes do not infringe any patent not licensed to the Company and its Subsidiaries held by any person, corporation or other entity. The Company and its Subsidiaries are not aware of any facts or information likely to have material adverse affect on the validity or enforceability of patents licensed by the Company and its Subsidiaries. Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received any communication alleging that the Company or any of its Subsidiaries have violated any of the patents, trademarks, services marks, trade names, copyrights, works of authorship, trade secrets or other proprietary rights and processes of any other person or entity. To the knowledge of the Company and its Subsidiaries, there are, and have been, no infringements by any third party of any of the Company Intellectual Property Rights. Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are not obligated or under any liability whatsoever to make any material payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, work of authorship, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

                    (b) Section 3.10(b) of the Company Disclosure Schedule contains an accurate and complete list of (i) all material patents and patent applications, all material trademarks, trade names, service marks and registered copyrights, included in the Company Intellectual Property Rights, including the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which any such application for such issuance, approval or registration has been filed, and (ii) all material licenses, sublicenses, assignments, distribution agreements and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any material Company Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any material Company Product or any adaptation, derivative or reformulation based on any Company Product or any portion thereof. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement that requires or contemplates the payment to or receipt from any third party of royalties or similar payments in connection with the development, manufacture or commercial exploitation of any material Company Product or Company Intellectual Property Rights.

                    (c) Neither the Company nor any of its Subsidiaries is (or as a result of the execution and delivery of this Agreement or the performance of any obligation hereunder will be) in breach of any material license, sublicense, assignment or other material agreement relating to the Company Intellectual Property Rights or any other material license, sublicense, assignment, asset purchase agreement and other material agreement to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries acquired or is authorized to use any third party technology, trade secret, know-how, process, application,



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patent, trademark or copyright ("Licensed Intellectual Property"), which is exploited by, incorporated in or forms a part of any Company Product and which breach would reasonably have a Material Adverse Effect.

                    (d) Neither the Company nor any of its Subsidiaries (i) has received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret, or other proprietary right of any third party; (ii) has knowledge (without having conducted any special investigation) that the manufacturing, marketing, licensing or sale of any Company Product materially infringes any material patent, trademark, service mark, copyright, trade secret, or other proprietary right of any third party; or (iii) has knowledge of any claim challenging or questioning the validity or effectiveness of any material license or agreement relating to any Company Intellectual Property Rights or Licensed Intellectual Property.

                    (e) The Company and its Subsidiaries have at all times used commercially reasonable efforts to treat the Company Intellectual Property Rights as containing trade secrets and have not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by their release into the public domain.

                    (f) Each person currently or formerly employed by the Company or its Subsidiaries (including consultants, if any), that has or had access to confidential information of the Company or any of its Subsidiaries, has executed and delivered to the Company a confidentiality and non-disclosure agreement ("Confidentiality Agreement") substantially in the form previously provided to Purchaser. To the knowledge of the Company and its Subsidiaries without having conducted any special investigation, neither the execution nor the delivery of any Confidentiality Agreement, nor the carrying on of the business of the Company and its Subsidiaries by each such employee and consultant, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

               3.11. Contracts. Neither the Company nor any of its Subsidiaries is in default under or in breach or violation of, nor is there any valid basis for any claim of default by the Company or any of its Subsidiaries under, or breach or violation by the Company or any of its Subsidiaries of, any contract, license, commitment or restriction to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or affected, except for such breaches, violations and claims of default as would not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company and its Subsidiaries, no other party is in default under or in breach or violation of, nor, to the knowledge of the Company and its Subsidiaries, is there any valid basis for any claim of default against any other party under, or any breach or violation by any other party of, any contract, license, commitment, or restriction to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or affected, except for such breaches, violations and claims of default as would not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.




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               3.12. Environmental Matters. To the Company's knowledge, as of the date hereof, no underground storage tanks are present under any property that either the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased and no amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment ("Hazardous Material") is present as a result of the actions of the Company or any of its Subsidiaries, or, to the knowledge of the Company and its Subsidiaries, any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such underground storage tanks or Hazardous Material is reasonably likely to have a Material Adverse Effect. At no time has the Company or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (collectively, "Hazardous Materials Activities") in violation of any law, rule, regulation, treaty or statute promulgated by any governmental entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, which violation has had or is reasonably likely to have a Material Adverse Effect. The Company and its Subsidiaries hold all environmental approvals, permits, licenses, and clearances necessary for the conduct of business ("Environmental Permits"), the absence of which would be reasonably likely to have a Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company and its Subsidiaries, threatened concerning any Environmental Permit or any Hazardous Materials Activity of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance which is reasonably likely to involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability which would be reasonably likely to have a Material Adverse Effect.

               3.13. Employee Benefit Plans.

                    (a) No event has occurred, and there exists no condition or set of circumstances, with respect to the employee benefit plans of the Company ("Company Employee Plans"), which could reasonably be expected to subject the Company or any of its Subsidiaries to any liability, other than liabilities which would not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.

                    (b) With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves on the Company's Financial Statements, which would be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.

                    (c) All the Company Employee Plans comply with and are and have been operated in accordance with each applicable provision of the Employee Retirement Income Security Act of 1974 ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), other federal statutes, state law (including, without limitation, state insurance law) and the



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regulations and rules promulgated pursuant thereto or in connection therewith.
Each Company Employee Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in accordance with each of the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

                    (d) Neither the Company nor any of its Subsidiaries nor any current or former employee of the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with the Company within the meaning of Section 414 of the Code ("ERISA Affiliate"), nor any officer, director, agent or employee of the Company has made any oral or written statement regarding any Company Employee Plan which could result in any material additional liability to Purchaser, the Company or any ERISA Affiliate, whether direct or indirect, in excess of any current or potential liability of the Company or any ERISA Affiliate.


               3.14. Employees. The Company has heretofore furnished to Purchaser a true, complete and correct copy of the Company's employee manual and each employment, consulting, severance and other similar agreement heretofore entered into between the Company or any of its Subsidiaries and each person currently or formerly employed, or engaged as a consultant, by the Company or any of its Subsidiaries. To the Company's knowledge, no such employee or consultant is in material violation of any material term of any such employment or consulting agreement, Confidentiality Agreement, or any other contract or agreement relating to the relationship of such employee or consultant with the Company or any of its Subsidiaries or any other party because of the nature of the business conducted or to be conducted by the Company or any of its Subsidiaries. Except as set forth in Section 3.14 of the Company Disclosure Schedule, all employees and consultants are terminable at will.

               3.15. Interested Party Transactions. Since the date of the IPO Registration Statement, except as contemplated hereby, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

               3.16. Brokers or Finders. Except as set forth in Section 3.16 of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and the Company and its Subsidiaries agree to indemnify and hold Purchaser harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by the Company or any of its Subsidiaries.

               3.17. Compliance with Laws. The Company and its Subsidiaries have complied in all material respects with all applicable federal, state, local and foreign statutes, laws and regulations, and are not in violation of, and have not received any notices of violation with respect to, any such statute, law or regulation, with respect to the conduct, ownership or operation of their businesses, including, without limitation, the Foreign Corrupt Practices Act and all United



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States statutes, laws and regulations as from time to time in effect that govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, which violations, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. The Company and its Subsidiaries have obtained each material governmental consent, license, permit, grant or other authorization of a governmental entity that is materially necessary for the operation of its business as currently conducted (collectively, the "Company Authorizations"), and all such Company Authorizations are in full force and effect, except for such Company Authorizations which, if not obtained by the Company or any of its Subsidiaries, would not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.

               3.18. Litigation. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation, pending before any agency, court or tribunal, or to the knowledge of the Company and its Subsidiaries, threatened, against the Company, its Subsidiaries or any of their respective properties or officers or directors (in their capacities as such), and, to the knowledge of the Company and its Subsidiaries, there is no valid basis for any action, suit, proceeding, claim, arbitration or investigation, against the Company which if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect. There is no judgment, decree or order against the Company or any of its Subsidiaries or, to the knowledge of the Company and its Subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or that could reasonably be expected to have a Material Adverse Effect.

               3.19. Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which limits or restricts the Company from competing (geographically, by field of endeavor, or otherwise) or which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of the Company or any of its Subsidiaries, or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted in public announcements by the Company.

               3.20. No Misrepresentation. No representation or warranty by the Company in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of the Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

               3.21. Florida Control Share Act and Florida Affiliated Transactions Act. The Florida Control Share Act and the Florida Affiliated Transactions Act (the "Florida Acts") are not applicable to this Agreement or the OEM Development and Distribution Agreement executed concurrently with this Agreement (the "OEM Agreement") or to any transactions contemplated




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by this Agreement and the OEM Agreement nor will the Florida Acts be applicable to any acts to be performed under this Agreement or the OEM Agreement after the issuance of the Shares.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

            Section 4 Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company as follows:

               4.1 Organization Purchaser is duly organized and validly existing under the laws of the State of Delaware. Purchaser has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

               4.2. Authority.

                    (a) The execution and delivery of this Agreement, the purchase of the Shares and the performance of Purchaser's obligations hereunder have been authorized by all necessary company action on behalf of Purchaser and constitutes the legal, valid and binding obligation of Purchaser, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity.

                    (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement, the purchase of the Shares or the performance of Purchaser's obligations hereunder except that the filing of one (1) or more notification and report forms under the HSR Act may be required with respect to the acquisition by Purchaser of the Shares and of securities under Section 5.1 and except for
(i) the filing by the Company of one or more registration statements with the SEC in accordance with the Securities Act pursuant to Article VI, (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a material adverse effect on the ability of Purchaser to execute and deliver this Agreement, to purchase the Shares and to perform its obligations thereunder.

               4.3. Acquisition for Investment.

                    (a) Purchaser is acquiring the Shares solely for Purchaser's own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Purchaser further represents that Purchaser does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof. Purchaser acknowledges and understands that the




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entire legal and beneficial interest of the Shares Purchaser is acquiring is being purchased for, and will be held for the account of, Purchaser only and neither in whole nor in part for any other person. Purchaser understands that the Shares have not been registered under the Securities Act or other securities laws in reliance on specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.

                    (b) Purchaser is an "accredited" investor as defined in Regulation D under the Securities Act.

                    (c) Purchaser further acknowledges and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

                    (d) Purchaser understands that Rule 144 promulgated under the Securities Act permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the Company, more than one year having elapsed between the resale and the date the security to be sold was last held by the Company or an affiliate of the Company, the sale being made through a "broker's transaction" or in transactions directly with a "market maker," and the number of shares being sold during any three-month period not exceeding specified limitations. Purchaser is further aware that Rule 144(k) permits persons who have not been affiliates of the Company for at least three months and whose shares have been beneficially owned by a person other than the Company or its affiliates for at least two years after full payment for such shares to sell such shares without regard to the current public information, manner of sale and volume limitations described above.

               4.4. Brokers or Finders. Except as set forth in Section 3.16 of the Disclosure Schedule, no agent, broker, investment banker, financial adviser or other firm or person is or will be entitled to any broker's or finder's fee, or any other commission or similar fee, in connection with any of the transactions contemplated by this Agreement, and Purchaser agrees to indemnify and hold the Company and its Subsidiaries harmless from and against any and all claims, liabilities or obligations with respect to any such fees or commissions asserted by any person on the basis of any act or statement determined to have been made to such person by Purchaser.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

            Section 5   Additional Agreements.

                    5.1 Right to Maintain Participation.

                    (a) Prior to any sale and/or issuance by the Company of any shares of Common Stock of the Company or any security exercisable for or convertible into such Common Stock (the "Common Equivalents") (other than a sale or issuance excluded from the provisions of this Section 5.1(a) by the provisions of Section 5.1(c)), the Company shall give Purchaser written



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notice (the "Notice of Issuance") of the Company's intention to sell and/or issue such Common Stock or Common Equivalents, setting forth the proposed price, quantity and other material terms and conditions under which the Company proposes to make such sale and/or issuance. If the Company consummates the sale or issuance of Common Stock or Common Equivalents described in the Notice of Issuance, Purchaser shall have the right to purchase or otherwise acquire a number of shares of Common Stock or Common Equivalents on terms which, subject to this Section 5.1, are at least as favorable to Purchaser as the terms on which the Company sold or otherwise issued such Common Stock or Common Equivalents to the persons who purchased or otherwise acquired the Common Stock or Common Equivalents referred to in the Notice of Issuance, such that, immediately after the purchase or other acquisition by the Purchaser, Purchaser's ownership of the total number of outstanding shares of Common Stock (assuming the exercise for or conversion of all Common Equivalents into Common Stock) equals the lesser of nine percent (9%) of the Common Stock (assuming the exercise for or the conversion of all Common Equivalents into Common Stock) or the same percentage of the total shares of Common Stock (assuming the exercise for or conversion of all Common Equivalents into Common Stock) as Purchaser held immediately prior to the sale or issuance described in the Notice of Issuance. Purchaser shall have thirty (30) days from the giving of the Notice of Issuance (the "Election Date") to notify the Company in writing that it elects to purchase or otherwise acquire some or all of its share of the Common Stock or Common Equivalents which it is entitled to purchase or otherwise acquire under this Section 5.1 (the date such notice is received by the Company is hereinafter referred to as the "Notice Date").

                    (b) If Purchaser elects to purchase or otherwise acquire Common Stock or Common Equivalents pursuant to this Section 5.1, Purchaser and the Company shall use their reasonable best efforts to consummate the purchase or acquisition and sale or issuance of such Common Stock or Common Equivalents within thirty (30) days after the Election Date, subject to the expiration or termination of any applicable HSR Act waiting period, and, subject to this
Section 5.1, the terms of such purchase or acquisition and sale or issuance shall be at least as favorable to Purchaser as those set forth in the Notice of Issuance. The closing of such transaction shall take place as promptly as practicable after all regulatory approvals required for the consummation of such purchase (including expiration or termination of any HSR Act waiting period) have been obtained, at such time, on such date, and at such location as the parties shall mutually agree. Payment for such Common Stock or Common Equivalents shall be by check (or wire transfer of immediately available funds to an account designated by the Company by written notice delivered to Purchaser not less than two (2) business days prior to the scheduled closing of such purchase) against delivery of Purchaser's Common Stock or Common Equivalents at the executive offices of the Company at the time of the scheduled closing therefor. The Company shall take all such action as may reasonably be required by any regulatory authority in connection with the exercise by Purchaser of the right to purchase Common Stock or Common Equivalents as set forth in this
Section 5.1.

                    (c) The right contained in this Section 5.1 shall not apply to the following sales and/or issuances by the Company on or after the date hereof of Common Stock or Common Equivalents:


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                        (i) Common Stock or Common Equivalents issued to
            employees, officers, directors and consultants pursuant to any stock option plan, stock inventive or purchase plan or agreement approved by the Board of Directors of the Company or Common stock issued upon exercise of Common Equivalents so issued;

                        (ii) Common Stock or Common Equivalents issued in
            connection with or upon exercise or conversion of securities issued in connection with a merger, consolidation, share exchange, or other reorganization or business combination, involving the Company, in which the Company is the acquiring corporation or shareholders of the Company immediately prior to such merger, consolidation or other reorganization or business combination own securities with a majority of the voting power of the resulting entity;

                        (iii) Common Stock or Common Equivalents issued pursuant
            to rights distributed to holders of Common Stock generally or Common stock issued upon exercise of such Common Equivalents;

                        (iv) Common Stock or Common Equivalents issued in
            connection with any stock split, stock dividend or recapitalization of the Company; and

                        (v) Common Stock issued pursuant to the exercise of any
            stock options or warrants or any other rights to acquire shares of Common Stock (including, but not limited to, the warrants issued in connection with the Company's initial public offering) outstanding on the date hereof.

                    (d) The right contained in this Section 5.1 shall terminate upon the earliest of (i) the closing of any merger, consolidation, share exchange, or other reorganization or business combination of the Company with any corporation in which the shareholders of the Company immediately prior to such merger, consolidation, share exchange or other reorganization or business combination do not own more than fifty percent (50%) of the voting capital stock of the surviving or acquiring corporation or resulting entity immediately following such merger, consolidation, share exchange or other reorganization or business combination, or (ii) the sale of all or substantially all of the Company's assets (a "Sale of the Company").

                    (e) The rights of the Purchaser provided by this Section 5.1 may not be assigned by the Purchaser.

              5.2. Board Information and Observation Rights; General Information Inspection and Rights.

                    (a) Effective on the day after the Closing Date and as long as Purchaser beneficially owns not less than five percent (5%) of the Company's outstanding Common Stock (including shares issuable upon exercise or conversion of Common Equivalents), Purchaser shall be entitled to designate one individual who shall receive notice of all meetings of the Board of Directors of the Company and any executive committee of the Board of Directors of the Company and any other committee or body performing the functions of an executive committee


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(the "Executive Committee") and who shall be entitled to attend and participate in all such meetings as an observer on behalf of Purchaser (the "Observer"). The Observer shall be entitled to, and the Company will provide to the Observer the same information (including reports, financial statements, notices and other information) at the same time (subject to the same general conflicts-of-interest rules applicable to all members of the Board of Directors and Executive Committee of the Company, reasonably and consistently applied) as shall be provided to the Directors of the Company and the members of the Executive Committee.

                    (b) The Company shall deliver to Purchaser, promptly after transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Company shall send to its public stockholders and copies of all registration statements (without exhibits), other than registration statements on Form S-8 or any similar successor form, and all reports which it files with the SEC (or any governmental body or agency succeeding to the functions of the SEC). Purchaser shall have the right to discuss such financial statements, proxy statements, notices, reports, registration statements and filings with such officers of the Company as Purchaser may reasonably designate upon reasonable notice and at reasonable times, and to share such information with Purchaser's professional advisers, subject to the confidentiality provisions set forth in Section 5.3.

                    (c) The Company shall permit representatives of Purchaser to visit and inspect, at Purchaser's expense, any of the properties of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request.

                    (d) The rights of the Purchaser under this Section 5.2 shall terminate upon a Sale of the Company.

                    (e) The rights of the Purchaser under this Section 5.2 may not be assigned by the Purchaser.

               5.3. Confidentiality. At the Company's request, Purchaser shall sign a confidentiality agreement, in form and substance reasonably satisfactory to Purchaser and the Company, as a condition to the receipt of confidential nonpublic information of the Company pursuant to Sections 5.2.

               5.4. Public Announcements. Each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated hereby, and neither party hereto directly or indirectly through its officers and directors shall make any further announcement, news release or disclosure without first consulting with the other party hereto except (a) with the prior written consent of the other party or (b) to the extent such party believes in good faith, after consultation with legal counsel, that such announcement, release or disclosure is required by law.



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               5.5. HSR Act. As soon as practicable (and in no event later than ten (10) business days) after the execution of this Agreement, the Company and Purchaser shall file notification and report forms under the HSR Act, and shall thereafter promptly make any and all further filings and submissions which may be required, relating to the acquisition by Purchaser of the Shares. The Company and Purchaser shall furnish to the other such necessary information and reasonable assistance as may be reasonably requested in connection with the preparation of necessary filings or submissions to any governmental agency or authority necessary under the provisions of the HSR Act. The Company and Purchaser will supply each other with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any such governmental agency or authority, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

               5.6. Legends. Each certificate representing the Shares may be endorsed with substantially the following legends, and any other legends required by law:

            THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.


The Company need not register a transfer of legended Shares, and may also instruct its transfer agent not to register the transfer of the Shares, unless the conditions specified in each of the foregoing legend is satisfied. The foregoing legend shall be removed from any Shares legended pursuant to this
Section 5.6, and the Company shall issue a certificate without such legend to the holder of such Shares, if such Shares are registered and sold under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available or if such holder satisfies the requirements of Rule 144(k), or the holder provides the Company with an opinion of counsel, reasonably satisfactory to the Company, to the effect that (i) such holder meets the requirements of Rule 144(k) or (ii) a public sale, transfer or assignment of such Shares may be made without registration. The stop transfer instructions with respect to any legended Shares shall be removed if the foregoing legend is removed in accordance with this Section 5.6.

               5.7. Indemnification.

                    (a) The Company shall indemnify and hold harmless Purchaser; each person who controls Purchaser within the meaning of the Exchange Act; each of the respective



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stockholders, managers, partners, officers, directors, employees, agents and affiliates of the foregoing; and the Observer (the "Purchaser Indemnitees") from and against all actions, suits, claims, proceedings, costs, damages judgments, amounts paid in settlement and expenses (including, without limitations, attorneys' fees and disbursements) relating to or arising out of any claim, demand or cause of action asserted by any third party as a result of any of the transactions contemplated by this Agreement (including without limitation acts or omissions since the commencement of the negotiations leading to such transactions, but excluding any action by Purchaser's stockholders against Purchaser relating to Purchaser's decision to enter into this Agreement); provided, however, that the indemnification provided hereby shall not extend to costs, damages, judgment, amounts paid in settlement and expenses directly and primarily attributable to activities of a Purchaser Indemnitee which do not involve any wrongful act or omission of the Company or any of its directors, officers, employees, agents or representatives.

                    (b) If the Company elects not to assume the defense of a Purchaser Indemnitee pursuant to Section 5.7(c), the Company shall reimburse the Purchaser Indemnitees for all out-of-pocket expenses (including attorneys' fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not a Purchaser Indemnitee is a party thereto. If a Purchaser Indemnitee makes a claim hereunder for payment or reimbursement of expenses, such expenses shall be paid or reimbursed promptly upon receipt of appropriate documentation relating thereto even if the Company reserves the right to dispute whether this Agreement requires the payment or reimbursement of such expenses.

                    (c) A Purchaser Indemnitee seeking indemnification hereunder shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Purchaser Indemnitee to give notice as provided herein shall not relieve the Company of its obligations under this Section 5.7 unless the Company shall have been materially prejudiced by the failure of Purchaser Indemnitee to make such notification. In case any such action, suit, claim or proceeding is brought against Purchaser Indemnitee, the Company shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to Purchaser Indemnitee, and after notice from the Company of its election so to assume the defense thereof, the Company will not be liable to such Purchaser Indemnitee under this Section 5.7 for any legal or other expense subsequently incurred by such Purchaser Indemnitee in connection with the defense thereof; provided that (i) if the Company shall elect not to assume the defense of such claim or action or (ii) if Purchaser Indemnitee reasonably determines that there may be a conflict between the positions of the Company and of Purchaser Indemnitee in defending such claim or action, then separate counsel shall be entitled to participate in and conduct the defense, and the Company shall be liable for any legal or other expenses incurred by Purchaser Indemnitee in connection with the defense; provided that in no event shall Company be required to pay the fees or expenses of more than one counsel. The Company shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company further agrees that it will not, without Purchaser Indemnitee's prior written consent, settle or compromise



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any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Purchaser Indemnitee is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of Purchasers and each other Purchaser Indemnitee from all liability arising out of such action, suit, claim or proceeding.

                    (d) If the indemnification provided for in this Section 5.7 is held by a court of competent jurisdiction to be unavailable to a Purchaser Indemnitee with respect to any loss, liability, claim, damage, or expense referred to therein, then the Company, in lieu of indemnifying such Purchaser Indemnitee hereunder, shall contribute to the amount paid or payable by such Purchaser Indemnitee as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of Purchaser Indemnitee on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Company and of Purchaser Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or by Purchaser Indemnitee and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                    (e) Notwithstanding the provisions of this Section 5.7, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement contemplated in Article VI and entered into in connection with an underwritten public offering thereunder are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control. The Purchaser Indemnitees other than the Company shall be deemed third party beneficiaries of this Section 5.7.

                    (f) The rights of Purchaser and the other Purchaser Indemnitees under this Section 5.7 shall be in addition to any liability that the Company might otherwise have to Purchaser or the other Purchaser Indemnitees under this Agreement, at common law or otherwise. The Company shall not be liable under this Section 5.7 to indemnify the Purchaser and the other Purchaser Indemnitees for more than the aggregate purchase price of the Shares. The other Purchaser Indemnitees shall be deemed third party beneficiaries of the Company's rights under this Section 5.7.

               5.8. Further Assurances.

                    (a) At any time or from time to time after the Closing, each party shall execute and deliver to the other party or parties such other documents and instruments, provide such materials and information and take such other actions as either party may reasonably request more effectively to carry out the provisions of this Agreement.



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                                   ARTICLE VI
                               REGISTRATION RIGHTS

            Section 6   Registration Rights.

                   6.1. Definitions.  For purposes of this Article VI:

                    (a) The term "Holder" means the Purchaser or any other person who shall subsequently own or have the right to acquire Registrable Securities or any assignee thereof in accordance with Section 6.12 hereof.

                    (b) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

                    (c) The term "Registrable Securities" means (i) the Shares;
(ii) stock issued in lieu thereof in any reorganization, which has not been sold to the public; or (iii) stock issued in respect of the stock referred to in (i) or (ii) as a result of a stock split, stock dividend, recapitalization or the like, which has not been sold to the public excluding in all cases, however, any of the foregoing sold by a Holder pursuant to a registration statement under this Agreement, a transaction pursuant to Rule 144 promulgated under the Securities Act, or sold in any other transaction in which registration rights are not transferred pursuant to Article VI hereof.

               6.2. Request for Registration.

                    (a) If the Company shall receive, at any time after the first to occur of the date two (2) years after the date of this Agreement or the date the OEM Agreement has terminated or is otherwise no longer in effect (the "Registration Rights Initiation Date"), a written request from one or more Holders representing at least 25% of the Registrable Securities then outstanding, that the Company file a registration statement under the Securities Act covering the registration with respect to all or a part of the Registrable Securities then outstanding, having an aggregate offering price, net of underwriting discounts and commissions, of at least $3,000,000, the Company shall, within fifteen (15) days of the receipt thereof, give written notice of such request to all Holders of Registrable Securities identified to the Company in accordance with Section 6.12 and shall, subject to the limitations of Section 6.2(c), file as soon as practicable, and in any event within one hundred twenty
(120) days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which such Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 8.7 of this Agreement. Any registration statement filed pursuant to under this Section 6.2 may, subject to the provisions of Section 6.2(b), include securities of the Company other than Registrable Securities.


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                    (b) If the Holders of Registrable Securities initiating the registration request pursuant to Section 6.2(a) ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 6.2 and the Company shall include such information in the written notice referred to in Section 6.2(a). In such event, the right of any such Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 6.2(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriter or underwriters shall be reasonably acceptable to the Company. If the Company, on its own behalf or on behalf of other holders of securities other than Registrable Securities, requests inclusion in such registration, the Initiating Holders, to the extent they deem advisable and consistent with the goals of such registration, shall, on behalf of all Holders, offer to include such securities other than Registrable Securities in the underwriting (the "Other Securities") and may condition such offer on the acceptance by such persons of the terms of this Section 6.2. In the event, however, that the number of shares so included exceeds the number of shares of Registrable Securities included by all Holders, such Registration shall be treated as governed by Section 6.3 hereof rather than Section 6.2, and it shall not count as a registration for purposes of Section 6.2 hereof. Notwithstanding any other provision of this Section 6.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Other Securities shall first be excluded from such registration to the extent required by such limitation. If a further limitation of the number of shares to be underwritten is still required, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each Holder. If any Holder of Registrable Securities, or a holder of Other Securities entitled (upon request) to be included in such Registration, disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders delivered at least seven (7) days prior to the effective date of the Registration Statement. The securities so withdrawn shall also be withdrawn from the Registration Statement.

                    (c) The Company is obligated to effect only two (2) registrations under this Section 6.2 and shall not be obligated to effect any registrations under this Section 6.2 within one hundred twenty (120) days of the effective date of any registration statement pertaining to securities of the Company.


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                    (d) Notwithstanding the foregoing, if the Company shall
furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty
(120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

               6.3. Company Registration.

                    (a) If (but without any obligation to do so), after the Registration Rights Initiation Date, the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its Common Stock under the Securities Act in connection with a secondary offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock option, stock purchase or similar plan, or a registration relating solely to a transaction of the type described in Rule 145(a) under the Securities Act), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 8.7 of this Agreement, the Company shall, subject to the provisions of Section 6.3(b), include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the Registrable Securities that each such Holder has requested to be registered.

                    (b) In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 6.3 to include any Holder's securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the reasonable opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders (including the Holders) with rights to include such securities in the offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters reasonably believe will not jeopardize the success of the offering. If a limitation of the number of shares to be underwritten is required, then the number of shares, including the Registrable Securities, that may be included in the underwriting shall be allocated among all shareholders entitled to include such shares in such underwriting, including the Holders, in proportion (as nearly practicable) to the amount of securities owned by each such shareholder, including each Holder, relative to the amount of securities owned by all such shareholders, but in no event shall (i) the amount of securities included in such offering held by Motorola, Inc. or Creative Technology Ltd., or their respective assigns, with respect to which such holders have piggyback registration rights, be reduced below thirty percent (30%) each of the total amount of securities included in such offering, or (ii)

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notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 6.2 be excluded from such offering . If any Holder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to Section 6.3.

                    (c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 6.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

                    (d) The Purchaser may not exercise its rights under this
Section 6.3 if it has exercised those rights during the preceding 365 days unless the amount of securities which it was permitted to include in an offering upon such prior exercise of its rights has reduced pursuant to the provisions of
Section 6.3(b).

                    (e) The Company shall not be obligated to effect, or take any action to effect, any piggyback registration of Registrable Securities pursuant to this Section 6.3 after the Company was effected three (3) piggyback registrations of Registrable Securities pursuant to this Section 6.3 and such registrations have been declared effective.

               6.4. Form S-3. After the Company has qualified for the use of Form S-3 and after the Registration Rights Initiation Date in addition to the rights contained in the foregoing provisions of this Article VI, one or more Holders shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by Purchaser), provided, however, that the Company shall not be obligated to effect any such registration: (a) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $1,000,000; (b) in the event that the Company shall furnish the certification described in Section 6.2(d) (but subject to the limitations set forth therein);
(c) after the Company has effected two (2) such registrations pursuant to this
Section 6.4; or (d) within one hundred twenty (120) days of the effective date of a Company registration statement of the type described in Section 6.3; provided, however, that the limitations contained in clauses (b), (c) and (d) of this Section 6.4 to the Company's obligation to effect a registration requested under this Section 6.4 shall not apply to a registration requested hereunder by the Holders in the twelve (12) month period following the exclusion in accordance with the provisions of Section 6.3(b) of a portion of the Registrable Securities sought by the Holders to be included in an underwritten registration initiated by the Company (other than in consequence of a demand by a shareholder of the Company having contractual demand rights) pursuant to Section 6.3.


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               6.5. Obligations of the Company. Whenever required under this
Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                    (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days;

                    (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                    (c) furnish to the Holders covered by such registration statement such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities;

                    (d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders thereof, provided that (i) the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions and (ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waiveable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, such expenses shall be payable pro rata by selling shareholders;

                    (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

                    (f) notify each Holder participating in the registration covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; in the event of a pending material event or transaction not publicly disclosed by the Company, then upon written notice of such event or transaction, each Holder shall suspend any sales or trades of the Company's securities under any registration statement for up to thirty (30) days immediately

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following such notice, provided that the Company may not require the Holders to suspend sales or trades for more than sixty (60) days in any one (1) year period;

                    (g) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or national market system on which similar securities issued by the Company are then listed or traded;

                    (h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

                    (i) to the extent economically feasible, use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen (18) months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

                    (j) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

               6.6. Provision of Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article VI that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

               6.7. Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 6.2 and 6.4, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the participating Holders up to a maximum of Five Thousand Dollars ($5,000) for each registration under Section 6.2 or 6.4, if Company counsel does not make itself available for this purpose, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 6.2 if the registration request is



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subsequently withdrawn at the request of the Holders of a majority of the
Registrable Securities to be registered (in which case all participating Holders shall bear such expenses); provided, however, that if at the time of such withdrawal, such Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to such Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 6.2.

               6.8. Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 6.3 for each Holder thereof (which right may be assigned as provided in Section 6.12), including (without limitation) all registration, filing and qualification fees, printers' and accounting fees relating or apportionable thereto, and the reasonable fees and disbursements of one counsel for the participating Holders selected by a majority in interest thereof up to a maximum of Five Thousand Dollars ($5,000) for each registration under Section 6.3, but excluding underwriting discounts and commissions relating to Registrable Securities included in such registration.

               6.9. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

               6.10. Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:

                    (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder of such Registrable Securities, the officers and directors of each such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse each such Holder, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in


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any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, underwriter or controlling person.

                    (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or underwriter or controlling person, or other such Holder or director, officer or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or controlling person, other Holder, officer, director, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement in effected without the consent of the Holder from whom indemnification is sought (which consent shall not be unreasonably withheld or delayed); provided, that, in no event shall any indemnity under this Section b exceed the gross proceeds from the offering received by such Holder.

                    (c) Promptly after receipt by an indemnified party under this Section 6.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.10, but the omission so to deliver written notice to the indemnifying


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party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.10.

                    (d) The obligations of the Company and Holders under this
Section 6.10 shall survive the completion of any offering of Registrable Securities in a registration statement filed pursuant to this Agreement, and otherwise.

               6.11. Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

                    (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

                    (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                    (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration.

               6.12. Assignment of Registration Rights to Affiliates. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to an affiliate (as defined under the Securities Act of 1933, as amended, except that a person or entity shall not be deemed to be an affiliate solely because of its stock ownership in the Company) of such Holder; provided, that within a reasonable time after such transfer, the Company is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. Any assignee or transferee asserting rights under this Agreement shall be deemed to have consented to the terms and conditions hereof. Holders' rights to cause the Company to register their Registrable Securities and to keep information available, granted to them by the Company under this Article VI, may be assigned (or assigned in part and retained in part) to one or more transferees or assignees who receive at least 700,000 shares of Registrable Securities (as adjusted for stock dividends, stock split, recapitalizations and the like that occur after the date of this Agreement), provided that (i) the Company is given written notice by such Holder at the time of or within a reasonable time after said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being



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assigned, and (ii) upon request by the Company, such permitted transferee or assignee executes a counterpart to Article VI of this Agreement.

               6.13. Termination of Registration Rights. The Company's obligations pursuant to this Agreement shall terminate as to any Holder of Registrable Securities when the Holder can sell all of such Holder's Registrable Securities pursuant to Rule 144(k) under the Securities Act.

               6.14. No Inconsistent Agreements. The Company shall not on or after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Purchaser and other Holders in this Article VI or otherwise conflicts with the provisions of this Article VI. The Company represents and warrants to Purchaser that the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with any registration rights granted to any holders of the Company's securities.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

            Section 7   Conditions to Closing.

                  7.1. Conditions to Purchaser's Obligation to Acquire the Shares. The obligation of Purchaser to purchase the Shares hereunder is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by Purchaser, in Purchaser's sole discretion, to the extent permitted by law:

                    (a) Representations and Warranties Correct. The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date, and the Company shall have delivered to Purchaser a certificate to such effect, executed by the chief executive officer and chief financial officer of the Company and dated the Closing Date.

                    (b) Performance of Obligations. The Company shall have performed in all material respects all covenants, agreements and other obligations required to be performed or observed by the Company pursuant to this Agreement on or prior to the Closing Date, and the Company shall have delivered to Purchaser a certificate to such effect, executed by the chief executive officer and chief financial officer of the Company and dated the Closing Date.

                    (c) Absence of Material Adverse Effect. No Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance which would reasonably be expected to result in a Material Adverse Effect.

                    (d) Consents and Waivers. The Company shall have obtained all consents, permits and waivers necessary for the consummation of the transactions contemplated by this Agreement.


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                    (e) Legal Investment. At the time of the Closing, the
issuance by the Company, and the acquisition by Purchaser, of the Shares hereunder shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject, and no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such acquisition shall be in effect.

                    (f) HSR Act Filing and Approval. The waiting period applicable to the consummation of the transactions contemplated in this Agreement under the HSR Act shall have expired or been terminated.

                    (g) Opinion of Company's Counsel. Broad and Cassel, counsel to the Company, shall have delivered an opinion addressed to Purchaser, dated the Closing Date, substantially in the form as that attached hereto as Exhibit 7.1(g).

               7.2. Conditions to Company's Obligation to Issue the Shares. The Company's obligation to sell and issue the Shares to Purchaser hereunder is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Company, in its sole discretion, to the extent permitted by law:

                    (a) Representations and Warranties Correct. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date, and Purchaser shall have delivered to the Company a certificate to such effect, executed by a duly authorized member of Purchaser and dated the Closing Date.

                    (b) Performance of Obligations. Purchaser shall have performed in all material respects all covenants, agreements and other obligations required to be performed or observed by Purchaser pursuant to this Agreement on or prior to the Closing Date, and Purchaser shall have delivered to the Company a certificate to such effect, executed by a duly authorized member of Purchaser and dated the Closing Date.

                    (c) Legal Investment. At the time of the Closing, the issuance by the Company, and the acquisition by Purchaser, of the Shares hereunder shall be legally permitted by all laws and regulations to which either Purchaser or the Company is subject, and no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such acquisition shall be in effect.

                                  ARTICLE VIII
                                  MISCELLANEOUS

            Section 8   Miscellaneous.

               8.1. Access to Information. No information or knowledge obtained in any investigation by Purchaser shall affect or be deemed to modify any representation or warranty

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contained in this Agreement or the conditions to the respective obligations of the parties set forth in Article VII.

               8.2. Waivers and Amendments. This Agreement or any provision hereof may be amended, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.

               8.3. Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Florida applicable to contracts to be wholly performed therein, without respect to the conflicts or the laws or rules thereof.

               8.4. Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive the Closing for a period of two years, notwithstanding any investigation made by Purchaser. All statements as to factual matters contained in any certificate delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder as of the date of such certificate or instrument.

               8.5. Successors and Assigns. Except as expressly provided or contemplated by this Agreement, neither this Agreement nor any right, obligation or interest hereunder shall be assigned, either in whole or in part, by any party hereto (other than by operation of law) without the prior written consent of the other parties; provided, that nothing herein shall prevent or limit the ability of Purchaser to assign any or all of its rights under this Agreement to an any majority-owned and controlled affiliate of Purchaser. Subject to the foregoing limitations, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by, the parties hereto and their respective successors and assigns.

               8.6. Entire Agreement. This Agreement, and the other certificates and documents delivered pursuant hereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersede all other prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto.

               8.7. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally or by overnight courier or mailed by first class mail, or Express Mail, postage prepaid, or via facsimile, addressed (a) if to Purchaser, to Bay Networks, Inc., 4401 Great America Parkway, Santa Clara, CA 95054, Attn: General Counsel, with a copy of the said notice to be sent to Gray Cary Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto, CA 94301, Attn: Bruce
E. Schaeffer, or to such other address (including electronic mail address) as Purchaser shall have furnished to the Company in writing or by electronic mail, or (b) if to the Company, to NetSpeak Corporation, 902 Clint Moore Road, Suite 104, Boca Raton, Florida 33487, Attn: John Staten, Chief Financial Officer, with a copy of any said notice to be sent to Broad and Cassel, 201 S. Biscayne Blvd., Miami, FL 33131, Attn: Dale S. Bergman, Esq., or to such other address (including electronic mail address) as the Company shall have furnished to Purchaser in writing or

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CUSIP NO. 64115D109             SCHEDULE 13D               PAGE 33 OF 44 PAGES
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by electronic mail. Notices that are mailed by (i) first class mail shall be deemed received three (3) business days after deposit in the mail and (ii) Express Mail or overnight courier shall be deemed received one (1) business day after deposit in the mail or delivery to such courier. In the event that the notice is sent by facsimile, notice shall be deemed to have been received when sent and confirmed as to receipt.

               8.8. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

               8.9. Expenses. The Company shall reimburse Purchaser for all (i) out-of-pocket expenses associated with this Agreement and the transactions described herein which are incurred through or otherwise payable at the Closing, including but not limited to travel and expenses associated with Purchaser's due diligence, plus customary and reasonable legal fees and expenses of Purchaser's counsel, and (ii) all filing fees (including, but not limited, to HSR Act filing fees) and other out-of-pocket expenses (whether incurred or payable before or after the Closing), including but not limited to customary and reasonable legal fees and expenses of counsel, in connection with any HSR Act filing(s) relating to the transactions contemplated by this Agreement. The Company's reimbursement obligation arising solely from this Section 8.9 shall not exceed One Hundred Thousand Dollars ($100,000). The foregoing reimbursement shall be in addition to, and not in limitation of the payment of expenses provided by Sections 6.7 and 6.8 and any other express obligation to pay or reimburse expenses provided by any other provision of this Agreement.

               8.10. Interpretation. The table of contents and the titles of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. When reference is made in this Agreement to an "article" or "Article" or to a "section" or "Section", such reference shall be to an Article or a Section of this Agreement unless otherwise specified. Whenever the words "include", "includes", or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "herein," "hereof" and words of similar import refer to this Agreement as a whole, and not to any single provision thereof.

               8.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one instrument.

               8.12. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or to Purchaser shall impair any such right, power or remedy of the Company or Purchaser, nor shall it be construed to be a waiver of any breach or default under this Agreement, or an acquiescence therein or in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy or any waiver of any single breach or default be deemed a waiver of any other right, power or remedy or breach or default theretofore or thereafter occurring. All remedies, either under this Agreement, or by law otherwise afforded to the Company or Purchaser, shall be cumulative and not alternative.

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CUSIP NO. 64115D109             SCHEDULE 13D               PAGE 34 OF 44 PAGES
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            IN WITNESS WHEREOF, Purchaser and the Company have caused this
Agreement to be duly executed as of the date and year first above written.

NETSPEAK CORPORATION, a Florida corporation


By:        /s/ Stephen R. Cohen
   --------------------------------------------
Name:          Stephen R. Cohen
     ------------------------------------------
Title:  Chairman and Chief Executive Officer
      -----------------------------------------


BAY NETWORKS, INC., a Delaware corporation


By:
   --------------------------------------------
Name:
     ------------------------------------------
Title:
      -----------------------------------------

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CUSIP NO. 64115D109             SCHEDULE 13D               PAGE 35 OF 44 PAGES
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            IN WITNESS WHEREOF, Purchaser and the Company have caused this
Agreement to be duly executed as of the date and year first above written.

NETSPEAK CORPORATION, a Florida corporation




By:
   --------------------------------------------
Name:
     ------------------------------------------
Title:
      -----------------------------------------

BAY NETWORKS, INC., a Delaware corporation


By:       /s/ David J. Rynne
   --------------------------------------------
Name:         David J. Rynne
     ------------------------------------------
Title:  Executive Vice President and
        Chief Financial Officer
      -----------------------------------------
--------------------------------------------------------------------------------